Exhibit 4.1

SECOND AMENDMENT TO SERVICING AGREEMENT

This SECOND AMENDMENT, dated as of June 28, 2007 (this “Amendment”) is between GE CAPITAL CREDIT CARD MASTER NOTE TRUST, a Delaware statutory trust (“Successor Owner”) and GE MONEY BANK, successor by merger to Monogram Credit Card Bank of Georgia (“Servicer”) to the Servicing Agreement, dated as of June 27, 2003 (as may be further amended or modified from time to time, the “Servicing Agreement”), between Successor Owner and Servicer.

PRELIMINARY STATEMENTS

1.             Successor Owner and Servicer desire to amend certain provisions of the Servicing Agreement.

2.             In consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

AMENDMENTS

SECTION 1.  Amendments to the Servicing Agreement.  The Servicing Agreement is hereby amended as follows:

(a)           The following shall be added to Section 2.2 as a new subsection (g):

 “(g)        Without limiting the Servicer’s obligations under Section 2.12, Servicer shall deposit payments on the Receivables into the Collection Account within 4 Business Days of receipt or such greater number of days as specified in the Credit and Collection Policies; provided that nothing in this Section 2.2(g) shall require the Servicer to deposit Collections to the Trust Accounts (as defined in the Indenture) earlier than the applicable date specified in accordance with the Indenture or any Indenture Supplement.”

(b)           The following shall be added to Section 2.2 as a new subsection (h):

 “(h)        Servicer shall post payments on the Receivables, to its records no more than 4 Business Days, or such greater number of days as specified in the Credit and Collection Policies, after receipt.  Such payments shall be allocated to principal, interest or other items in accordance with the Related Documents or the Transfer Agreement.”

(c)           Section 2.9(b) shall be deleted in its entirety to read as follows:

“(b) [Reserved].”

(d)           The following shall be added as a new paragraph at the end of Section 5.1:

“To avoid doubt, the determination of a Servicer Default shall be based solely on the provisions in this Section 5.1 and the occurrence of a material instance of noncompliance with the applicable servicing criteria specified in Item 1122(d) of Regulation AB shall not be determinative that a Servicer Default has occurred.”

SECTION 2.  Representations and Warranties.  In order to induce the parties hereto to enter into this Amendment, each party hereto represents and warrants unto the other party hereto as set forth in this Section 2:

(a)           The execution, delivery and performance by such party of this Amendment are within its powers, have been duly authorized by all necessary action, and do not:  (i) contravene its organizational documents or (ii) contravene any contractual restriction, law or governmental regulation or court decree or order being on or affecting it.

(b)           This amendment constitutes the legal, valid and binding obligation of such party enforceable against such party in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and general equitable principles.

SECTION 3.  Binding Effect; Ratification.

(a)           This amendment shall become effective, as of the date first set forth above, when:

(i)            counterparts hereof shall have been executed and delivered by the parties hereto;

(ii)           the Rating Agency Condition is satisfied with respect to this Amendment; and

(iii)          the Transferor shall have delivered to the Successor Owner an Officer’s Certificate certifying that this Amendment will not cause an Adverse Effect (as defined in the Indenture).

(b)           When the condition set forth in Section 3(a) above has been satisfied, (i) this Amendment shall become part of the Servicing Agreement and (ii) each reference in the Servicing Agreement to “this Agreement” or “hereof”, “hereunder” or words of like import, and each reference in any other Related Document (as defined in the Servicing Agreement) to the Servicing Agreement shall mean and be a reference to the Servicing Agreement as amended hereby.

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SECTION 4.  Miscellaneous.

(a)           THIS AMENDMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY, AND PERFORMANCE, BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARDING TO THE CONFLICT OF LAWS PROVISIONS THEREOF) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

(b)           Headings used herein are for convenience of reference only and shall not affect the meanings of this Amendment.

(c)           This Amendment may be executed in any number of counterparts, and by parties hereto on separate counterparts, each of which shall be an original and all of which take together shall constitute one and the same agreement.

(d)           Executed counterparts may be delivered electronically

(e)           Notwithstanding anything contained herein to the contrary, this instrument has been countersigned by The Bank of New York (Delaware), not in its individual capacity but solely in its capacity as owner trustee of Successor Owner, and in no event shall The Bank of New York (Delaware), in its individual capacity, or any beneficial owner of Successor Owner have any liability for the representations, warranties, covenants, agreements or other obligations of Successor Owner hereunder, as to all of which recourse shall be had solely to the assets of Successor Owner.  For all purposes of this Amendment, in the performance of any duties or obligations of Successor Owner hereunder, The Bank of New York (Delaware) shall be subject to, and entitled to the benefits of, the terms and provisions of Article VII of the Trust Agreement (as defined in the Indenture).

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Servicer and the Successor Owner have caused this Amendment to be duly executed by their respective officers as of the day and year first above written.

GE MONEY BANK, as Servicer

By:	/s/ Brent Wallace
Name: Brent Wallace
Title: President

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GE CAPITAL CREDIT CARD MASTER NOTE
TRUST, as Successor Owner
By: The Bank of New York (Delaware), not
in its individual capacity, but solely as Trustee

By:	/s/ Kristine K. Gullo
Name: Kristine K. Gullo
Title: Vice President

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